Exhibit 99.1

Amended and Restated Stock Incentive Plan (Amended as of May 22, 2026)

Ultra Clean Holdings, Inc.

Amended and Restated Stock Incentive Plan (Amended and Restated as of May 22, 2026)

Section 1. Purpose. The purposes of the Ultra Clean Holdings, Inc. Stock Incentive Plan (this “Plan”) are to promote the interests of Ultra Clean Holdings, Inc., a Delaware company (together with its successors and assigns, the “Company”) and its stockholders by (i) attracting and retaining exceptional executive personnel and other key employees and consultants of the Company and its Affiliates (as defined below); (ii) motivating employees, consultants and directors by means of performance related incentives to achieve longer range performance goals; and (iii) enabling employees, consultants and directors to participate in the long term growth and financial success of the Company.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

“Award” means any Option, SAR, Restricted Share, RSU, Performance Award or other award granted under the Plan.

“Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise defined in any Employment Agreement or Award Agreement:

(i)  the failure, refusal or willful neglect of a Participant to perform the services required of such Participant in his capacity as an employee;

(ii)  the Company forming a good faith belief that a Participant has engaged in fraudulent conduct in connection with the business of the Company or its subsidiaries or that a Participant has committed a felony;

(iii)   a Participant’s breach of any trade secret or confidential information agreement with the Company or its subsidiaries; or

(iv)  the Company forming a good faith belief that a Participant has committed an act of misconduct, violated the Company’s or its subsidiaries’ anti-discrimination policies prohibiting discrimination or harassment on the grounds of race, sex, age or any other legally prohibited basis, or otherwise has caused material harm to the Company’s or its subsidiaries’ reputation or goodwill.

“Change of Control” means the occurrence of one of the following events:

(i)  the consummation of a merger or consolidation of the Company with or into any other entity pursuant to which the stockholders of the Company, or applicable, immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;

(ii)	the sale or other disposition of all or substantially all of the Company’s assets; or

(iii)  any acquisition by any person or persons (other than the direct and indirect stockholders of the Company immediately after the Effective Date) of the beneficial ownership of 50% or more of the voting power of the Company’s equity securities in a single transaction or series of related transactions; provided , however , that an underwritten public offering of the Company’s securities shall not be considered a Change in Control;

provided , however , that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee of one or more members of the Board designated by the Board to administer the Plan. Until otherwise determined by the Board, the full Board shall be the Committee under the Plan.

“Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render bona fide consulting or advisory services.

“Director” means a member of the Board.

“Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

“Employee” means an employee of the Company or any of its Affiliates.

“Employment Agreement” means an employment agreement entered into between a Participant and the Company or any of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the purchase price of the Option or exercise or base price of the SAR, in either case as set forth in the Award Agreement.

“Fair Market Value” means, with respect to a Share as of any date of determination, the reported closing price of a share of such class of common stock on such exchange or market as is the principal trading market for such class of common stock for the trading day immediately preceding such date of determination. If such class of common stock is not listed on an exchange or principal trading market on such date, the fair market value of a Share shall be determined by the Committee in good faith taking into account as appropriate recent sales of the Shares, recent valuations of the Shares and such other factors as the Committee shall in its discretion deem relevant or appropriate.

“Full-Value Awards” means Restricted Shares, RSUs, Performance Awards and other Awards that result in the Company transferring the full value of any underlying Share granted pursuant to an Award, but shall not include Options and SARs.

“Incentive Stock Option” means a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” means a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means a Person granted an Award under the Plan (and to the extent applicable, any heirs or legal representatives thereof).

“Performance Award” has the meaning set forth in Section 10 hereof.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Restricted Shares” has the meaning set forth in Section 8 hereof.

“RSU” has the meaning set forth in Section 9 hereof.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“SAR” has the meaning set forth in Section 7 hereof.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of common stock of the Company or such other securities as may be designated by the Committee from time to time.

“Substitute Awards” means Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

Section 3. Administration.

(a)  Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan, applicable law and contractual restrictions affecting the Company, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and the exercise price or purchase price, if applicable; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions (including the vesting schedule, if any) of any Award and Award Agreement; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)  Committee Composition. If the Board in its discretion deems it advisable, the Board may provide that the Committee may consist solely of two or more “Outside Directors” as defined in the regulations under Section 162(m) of the Code and/or solely of two or more “Non-Employee Directors” as defined in Rule 16b-3.

(c)  Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any of its Affiliates, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee.

(d)  No Repricings. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs without stockholder approval.

Section 4. Shares Available for Awards.

(a)  Shares Available. Subject to adjustment as provided in this Section, the maximum number of Shares with respect to which Awards may be granted under the Plan shall be 18,055,695, including Shares previously issued under the Plan and including an increase of 1,500,000 Shares effective as of June 10, 2010, an increase of 3,100,000 shares effective May 22, 2013, an increase of 2,700 000 shares effective May 24, 2017, an increase of 2,000,000 shares effective May 17, 2023 and an increase of 3,500,000 shares effective May 22, 2026. Such Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. Each Share underlying Full-Value Awards granted after June 10, 2010 have been and will continue to be counted against the foregoing share reserve as 1.23 Shares.

(b)  Shares Returned to Reserve. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan (including any Substitute Award) or to which such an Award relates are forfeited, or if such an Award is settled for cash or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, shall again become Shares with respect to which Awards may be granted. If SARs are exercised, then all of the Shares (if any) actually issued in settlement of such SARs plus any Shares that represent payment of the Exercise Price shall reduce the number available under this Section. If Full- Value Awards granted after June 10, 2010 are forfeited, then 1.23 times the number of Shares so forfeited will again become available for issuance under the Plan. The following Shares may not again be made available for issuance as awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding SAR or option; (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding option or SAR; or

(iii) Shares repurchased on the open market with the proceeds of the option exercise price.

(c)  Section 162(m) Limitation. Subject to the provisions below relating to adjustments upon changes in the Shares, no Employee shall be eligible to be granted Options or SARs covering more than 750,000 Shares during any calendar year.

(d)  Adjustments. In the event that the number of issued Shares is increased or decreased as a result of a stock dividend, stock split, reverse stock split, combination or reclassification of Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (provided that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”), then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares of the Company (or number and kind of other securities or property) with respect to which Awards may thereafter be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award.

(e)  Substitute Awards. Any Shares underlying Substitute Awards shall not be counted against the Shares authorized for issuance under the Plan and shall increase the number Shares available for issuance hereunder.

Section 5. Eligibility.

(a)  General. Any Employee, Consultant or Director shall be eligible to be selected by the Committee to receive an Award under the Plan.

(b)	Incentive Stock Options. Only Employees shall be eligible for the grant of Incentive Stock Options.

(c)  Substitute Awards. Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards hereunder.

(d)  Non-Employee Directors. Awards may be granted to non-employee Directors in accordance with the policies established from time to time by the Committee specifying the number of shares (if any) to be subject to each such Award and the time(s) at which such Awards shall be granted. Awards granted to non-employee Directors shall be on terms and conditions determined by the Committee, subject to the provisions of the Plan.

Section 6. Stock Options.

(a) Grants. The Committee is authorized to grant Options to Participants with the terms and conditions set forth in this Section 6 and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b)  Type of Option. The Committee shall have the authority to grant Incentive Stock Options, Non-Qualified Stock Options, or both. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with the provisions of Section 422 of the Code, as from time to time amended, or any successor provision thereto, and any regulations implementing such statute.

(c)  Exercise Price. The Committee in its sole discretion shall establish the Exercise Price at the time each Option is granted. Notwithstanding the foregoing, the Exercise Price of any Option shall not be less than 100% of the Fair Market Value at the time the Option is granted.

(d) Exercise. Each Option shall have a maximum term of ten years and shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(e)  Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price is received by the Company. Such payment may be made: (i) in cash; (ii) if approved by the Committee, in Shares (the value of such Shares shall be their Fair Market Value on the date of exercise) owned by the Participant for the period required to avoid a charge to the Company’s earnings (which is generally six months); (iii) if approved by the Committee, by a combination of the foregoing; (iv) if approved by the Committee, in accordance with a cashless exercise program; or (v) in such other manner as permitted by the Committee at the time of grant or thereafter.

Section 7. Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights (“SARs”) to Participants with the terms and conditions set forth herein and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value at the time the SAR is granted. Each SAR shall have a maximum term of ten years and shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of SARs, including without limitation, any relating to the application of Federal or state securities laws, as it may deem necessary or advisable. Each Award Agreement shall specify whether the SAR is exercisable for (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of exercise) of the Shares underlying the SARs exceeds the Exercise Price. An Award Agreement may provide that if, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

Section 8. Restricted Shares. The Committee is authorized to grant Shares of restricted stock (“Restricted Shares”) to Participants with the terms and conditions set forth herein and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services, to the extent permitted by applicable law. Each Award of Restricted Shares may be subject to vesting as determined by the Committee. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. Unless otherwise specified in the Award Agreement, the holders of Restricted Shares shall have the same voting and other rights as the Company’s other stockholders, but unless expressly approved by the Committee, no dividend rights (and, to the extent the Committee approves dividend rights for Restricted Shares, any such dividends may be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid).

Section 9. Stock Units and Restricted Stock Units. The Committee is authorized to grant units representing the right to receive Shares (“RSUs”) to Participants with the terms and conditions set forth herein and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. To the extent that an Award is granted in the form of RSUs, no cash consideration shall be required of the Award recipients. Each Award of RSUs may be subject to vesting as determined by the Committee. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. Holders of RSUs shall have no voting rights or, unless otherwise specified by the Award Agreement, any right to dividends or dividend equivalents (which if approved by the Committee shall in any event be subject to the same conditions and restrictions as the RSUs to which they attach). Settlement of vested RSUs may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee and specified in the Award Agreement. The actual number of RSUs eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Unless otherwise specified in the Award Agreement, the distribution shall occur when all vesting conditions applicable to the RSUs have been satisfied or have lapsed.

Section 10. Performance Awards.

(a)  Performance awards granted under the Plan may be earned upon achievement or satisfaction of performance conditions specified by the Committee (“Performance Awards” ) and may be settled in cash, Shares, other Awards or other property, as specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions.

(b)  Notwithstanding the foregoing, in the case of a Performance Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code), such Award shall be subject to the following limitations:

(i)  Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an employee who is designated by the Committee as likely to be a covered employee (within the meaning of Section 162(m) of the Code) should qualify as performance-based compensation, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this subsection. Shares awarded to any Participant in a single calendar year pursuant to a Performance Award shall in no event pertain to more than 750,000 shares.

(ii)  Performance Goal. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this subsection. The performance goal shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code (including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” ). The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(iii)  Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for an Affiliate or a business unit of the Company or of an Affiliate shall be used by the Committee in establishing performance goals for Performance Awards: (1) net sales or product and product related revenue; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items, (3) net income or net income per Share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) operating margin; (8) share price or total stockholder return; and (9) strategic business criteria (including without limitation meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction; management of employment practices and employee benefits; and goals relating to acquisitions or divestitures of business units of the Company or of affiliates). The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iv) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time when 25% of such performance period has elapsed.

(v)  Written Determinations. The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each Performance Award intended to qualify under Section 162(m) of the Code that the performance objective relating to the Performance Award and other material terms upon which settlement of the Award was conditioned have been satisfied.

Section 11. Other Stock-based Awards. The Committee is hereby authorized to grant to Participants other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine.

Section 12. Effect of Termination of Employment or Service.

(a)  Termination of Employment or Service. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if the Participant’s employment or service with the Company and its Affiliates is terminated by Participant or by the Company for any reason (other than death or Disability or by the Company for Cause), then (i) to the extent not yet vested as of the date of termination, an Award shall immediately be forfeited, and (ii) to the extent vested as of the date of termination, an Award may be retained and, if applicable, exercised until the earlier of (A) the date three months (or such longer or shorter period, if any, specified in the applicable Award Agreement or Employment Agreement) after such termination of employment or service or (B) the date such Award would have expired had it not been for the termination of employment or service, after which time, in either case, such Award shall expire. For the avoidance of doubt, change in status from an Employee to a Consultant or non-employee Director, or vice versa, shall be considered a termination of employment or service except as otherwise determined by the Committee.

(b) Death or Disability. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if the Participant’s employment or service with the Company and its Affiliates is terminated by reason of death or Disability, then (i) to the extent not yet vested as of the date of termination, an Award shall immediately be forfeited, and (ii) to the extent vested as of the date of termination, the Award may be retained and, if applicable, exercised by the Participant or his successor (if employment or service is terminated by death) until the earlier of (A) the date one year after such termination of employment or service or (B) the date such Award would have expired had it not been for the termination of such employment or service, after which time, in either case, such Award shall expire.

(c)  Cause. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if the Participant’s employment or service with the Company and its Affiliates is terminated by the Company or an Affiliate for Cause, all Awards shall be forfeited and shall expire immediately on the date of termination.

Section 13. Amendment and Termination.

(a)  Amendment of the Plan. The Board may amend, alter, suspend or discontinue the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension or discontinuation shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States. Any such amendment, alteration, suspension, discontinuance, or termination that would adversely affect the rights of a Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective with respect to such Award without the consent of the affected Participant, holder or beneficiary, except as otherwise provided in Section 14 below or elsewhere in the Plan.

(b)  Amendment or Termination of Awards. Subject to the terms of the Plan and applicable law, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment (other than any amendment to Section 14 hereof), alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of a Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, except as otherwise provided in Section 14 below or elsewhere in the Plan or the applicable Award Agreement.

(c)  Termination of the Plan. The Plan shall remain in effect until June 10, 2027, unless earlier terminated by the Board. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

Section 14. Corporate Transactions.

(a) Corporate Transactions. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, in the event of a Change of Control, the Committee, in its sole discretion, (i) may cause any outstanding Award to be

(x) continued by the Company, (y) assumed, or substituted with a substantially equivalent award, by the successor company (or its parent or any of its subsidiaries), or (z) canceled in consideration of a cash payment or alternative Award, if applicable, made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award less any exercise price (provided that the Committee may determine that only holders of vested Awards shall receive any such cash payment or alternative Award); or (ii) may take any other action or actions with respect to the outstanding Awards that it deems appropriate. Any Award (or any portion thereof) not continued or assumed by the Company or the successor company (or its parent or any of its subsidiaries), as applicable, pursuant to the foregoing shall terminate on such Change of Control and the holder thereof shall be entitled to no consideration for such Award.

(b)  Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Awards shall terminate immediately prior to such event.

Section 15. General Provisions.

(a) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis; provided that dividends shall not be paid on Options, SARs or on unearned Performance Awards.

(b)  Nontransferability of Awards. Except to the extent otherwise provided in an Award Agreement, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(c)  No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(d)  Share Certificates. Any stock certificate or transfer agent book-entry procedure or other evidence of ownership shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933, any state securities laws or any other applicable laws, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission or any stock exchange upon which such Shares or other securities are then listed and any applicable laws or rules or regulations.

(e) Withholding. A Participant may be required to pay to the Company or any of its Affiliates, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from any such grant, lapse, vesting, or exercise of any Award.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g)  No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements that may be either generally applicable or applicable only in specific cases.

(h)  No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate and shall not lessen or effect the right of the Company or its Affiliates to terminate the employment or service of a Participant.

(i)  Rights as a Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be issued under the Plan until he or she has become the holder of such Shares.

(j)  Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of California.

(k)  Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)  Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant in connection therewith shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(m)  No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n)  No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o)  Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(p)  Proprietary Information and Inventions Agreement. A Participant may be required, as a condition precedent to the exercise or settlement of an Award, to have executed and be in compliance with the Company’s (or its subsidiary’s) standard form of confidentiality and non-disclosure agreement.

(q)  Modification of Award Terms for non-U.S. Employees. The Committee shall have the discretion and authority to grant Awards with such modified terms as the Committee deems necessary or appropriate in order to comply with the laws of the country in which the Employee resides or is employed, and may establish a subplan under this Plan for such purposes.

(r)  Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted hereunder are exempt from, or comply with, the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service ( “Section 409A” ). The Company shall have the authority to unilaterally amend the Plan and any Award Agreement as the Committee determines in good faith is necessary or desirable to allow any Awards to avoid the imposition of additional tax liabilities under Section 409A to the extent permitted by Section 409A.